EXHIBIT 99.1

Rockwell Medical Technologies, Inc. Reports First Quarter; Sales Increase 31 Percent; SFP Development Efforts

WIXOM, Mich., May 7, 2008 (PRIME NEWSWIRE) -- Rockwell Medical Technologies, Inc. (Nasdaq:RMTI), a leading, innovative manufacturer and developer of renal drug therapies and essential dialysate products, reported record first quarter 2008 sales of $12.4 million, an increase of 31% over sales of $9.5 million in the first quarter of last year. Loss per share in the first quarter of 2008 was ($.09) compared to ($.14) in the first quarter of 2007.

First Quarter Financial Highlights

  *  Record quarterly revenue of $12,412,037 increased 31% or
     $2.9 million compared to 2007.
  *  Sequential revenue growth of 3.9% or $463,000 over the
     fourth quarter of 2007.
  *  Strong domestic sales growth.
  *  Gross profit margins rose 7.8% of sales compared to 2007's first quarter gross margin deficit.
  *  SG&A expense included non-cash charges for stock options and warrants of $335,000.
  *  SFP related R&D spending of $782,000 was 6.3% of sales.
  *  Net interest income of $145,000 from the investment of
     the proceeds of our November 2007 equity offering.
  *  Loss of $1.2 million compared to a loss of $1.6 million in the first quarter 2007.
  *  Cash position at the end of the first quarter was $10.6 million.

First Quarter Business Highlights

  *  SFP Phase II-b Dose Ranging Study protocol modified to
     reflect changes to industry hemoglobin standards.
  *  National Institutes of Health (NIH) funded SFP study
     commenced enrollment.
  *  Initiated executive level search for a Chief Medical
     Officer and a Senior VP of Research and Development.

Mr. Robert L. Chioini, Chairman and CEO stated, "We continue to progress on our SFP clinical development programs during the first quarter, including commencing enrollment for an important NIH funded comparative study of SFP."

Mr. Chioini also stated, "While our primary focus remains on the advancement of SFP and moving Rockwell into renal drug development, we continue to grow our dialysis concentrate business and build our distribution channel which provides us with the commercial platform to effectively penetrate the dialysis provider market. We are working to improve margins in our concentrate business in the upcoming quarters as we implement price increases to recover rising fuel and material costs."

Rockwell will be hosting a conference call to review its first quarter results and to provide investors with an update on its business development efforts on Wednesday, May 7, 2008 at 11:00 am EDT.

Investors are encouraged to call in several minutes in advance at (877) 675-4757to hear the call or they may listen on the web at the following link: http://investor.shareholder.com/media/eventdetail.cfm?mediaid=31025&c=RMTI&mediakey=C0AE09FB2CC1F3C09B9E3C3FCE2EBE95&e=0

See www.rockwellmed.com for more details and playback options.

Rockwell Medical Technologies, Inc. is a leading, innovative manufacturer and developer of renal drug therapies and critical products focused on improving the quality of care for dialysis patients. Dialysis is a process that duplicates kidney function for those patients whose kidneys have failed to work and who suffer from chronic kidney failure, a condition also known as end-stage-renal-disease (ESRD). There are an estimated 360,000 ESRD patients in the United States growing approximately 3-5% on average each year. There are approximately 2 million ESRD patients world-wide. Rockwell's products are used to maintain life, removing toxins and replacing nutrients in the dialysis patient's bloodstream. Rockwell has licensed and is currently developing proprietary renal drug therapies for both iron-delivery(SFP) and carnitine/vitamin-delivery, utilizing its dialysate as the delivery mechanism. These exclusive renal drug therapies support disease management initiatives to improve the quality of care for dialysis patients and are designed to deliver safe and effective therapy to patients while decreasing nursing time and supply cost. The Company offers the proprietary Dri-Sate(r) Dry Acid Concentrate Mixing System, RenalPure(r) Liquid Acid Concentrate, SteriLyte(r) Liquid Bicarbonate Concentrate, RenalPure(r) Powder Bicarbonate Concentrate, Blood Tubing Sets, Fistula Needles and a wide range of ancillary dialysis items. Visit Rockwell's website at www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When we use words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "projected," "intend" or similar expressions, or make statements regarding our intent, belief, or current expectations, we are making forward-looking statements. While we believe these forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements which are based on information available to us on the date of this release. Because these forward looking statements are based upon estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different. Factors which could cause such a difference include, without limitation, the risk factors and other risks and uncertainties set forth in the Company's SEC filings, including its Form 10-K for the year ended December 31, 2007 and its Forms 10-Q filed during 2008. The forward- looking statements should be considered in light of these risks and uncertainties. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by law.

          ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                    CONSOLIDATED INCOME STATEMENTS

     For the Three Months Ended March 31, 2008 and March 31, 2007

                            (Unaudited)

                                        Three Months     Three Months
                                           Ended            Ended
                                          March 31,        March 31,
                                            2008             2007
                                         -----------      -----------
 Sales                                   $12,412,037      $ 9,474,382
 Cost of Sales                            11,554,736        9,557,101
                                         -----------      -----------
   Gross Profit (Deficit)                    857,301          (82,719)
 Selling, General and Administrative       1,429,752          726,227
 Research and Product Development            782,713          822,520
                                         -----------      -----------
   Operating (Loss)                       (1,355,164)      (1,631,466)
 Interest Expense (Income), net             (144,991)          15,049
                                         -----------      -----------
   Net (Loss)                            $(1,210,173)     $(1,646,515)
                                         ===========      ===========

 Basic Earnings (Loss) per Share              ($ .09)          ($ .14)

 Diluted Earnings (Loss) per Share            ($ .09)          ($ .14)

           ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                       CONSOLIDATED BALANCE SHEETS

              As of March 31, 2008 and December 31, 2007

                                          MARCH 31,       DECEMBER 31,
                                            2008             2007
                                        -------------    -------------
                                         (Unaudited)
   ASSETS                               -------------

 Cash and Cash Equivalents              $ 10,641,217     $ 11,097,092
 Accounts Receivable, net of a
  reserve of $82,000 in 2008 and
  $69,000 in 2007                          4,145,041        4,687,229
 Inventory                                 2,672,153        2,559,051
 Other Current Assets                        356,892          302,573
                                        ------------     ------------
   Total Current Assets                   17,815,303       18,645,945

 Property and Equipment, net               2,952,328        2,840,331
 Intangible Assets                           262,791          270,446
 Goodwill                                    920,745          920,745
 Other Non-current Assets                    148,636          125,667
                                        ------------     ------------
   Total Assets                         $ 22,099,802     $ 22,803,134
                                        ============     ============

   LIABILITIES AND SHAREHOLDERS' EQUITY

 Notes Payable & Capitalized
  Lease Obligations                        $ 192,448       $  194,239

 Accounts Payable                          3,418,258        2,982,899
 Accrued Liabilities                       1,029,197        1,122,737
 Customer Deposits                           197,548          337,396
                                        ------------     ------------
   Total Current Liabilities               4,837,451        4,637,271

 Long Term Notes Payable &
  Capitalized Lease Obligations              149,268          204,837

      Shareholders' Equity:
 Common Shares, no par value,
  13,823,453 and 13,815,186
  shares issued and outstanding           33,685,578       33,415,106
 Common Share Purchase Warrants,
  1,249,169 and 1,204,169 shares
  issued and outstanding                   3,130,169        3,038,411
 Accumulated Deficit                     (19,702,664)     (18,492,491)
                                        ------------     ------------
   Total Shareholders' Equity             17,113,083       17,961,026
                                        ------------     ------------
   Total Liabilities And
    Shareholders' Equity                $ 22,099,802     $ 22,803,134
                                        ============     ============

CONTACT: Rockwell Medical Technologies, Inc.
         Tom Klema, VP, CFO
         (248) 960-9009